EMPLOYMENT CONTRACT

     THIS CONTRACT OF EMPLOYMENT (hereinafter "Contract") is made in Indianapolis, Indiana, to be dated October 2, 1998, by and between STANDARD MANAGEMENT CORPORATION ( hereinafter "Company"), an Indiana corporation and ROBERT B. NEAL (hereinafter "Executive") and terminates and releases the Company and Executive from the prior Employment Contract dated and effective October 2, 1995.

                                 RECITALS

     A. Executive is expected to continue pursuing new acquisition targets to add to the profitability, growth and financial strength of the Company.

     B. The Company considers the continued services of the Executive to be in the best interest of the Company and its shareholders and desires to assure the continued services of the Executive on behalf of the Company.

     C. Executive is willing to remain in the employ of the Company under the terms and conditions hereof.

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties to this Contract hereby agree as follows:

                                 AGREEMENT

     1. EMPLOYMENT. The Employment Contract dated and effective October 2, 1995 is terminated effective October 2, 1998. The Company hereby agrees to employ Executive as Vice Chairman of Dixie National Life Insurance Company, a controlled subsidiary of Company. Executive accepts such employment and agrees to be subject to the general supervision, orders, advice and direction of the Chairman of the Board of the Company in a manner consistent with the Articles of Incorporation and By-Laws of Company.

     2. TERMS OF EMPLOYMENT AND COMPENSATION. Executive's term of employment (the "Employment Term") hereunder shall start on the date first written above and continue until such employment terminates pursuant to Section 8 hereof. In consideration for providing services hereunder Executive shall be compensated through the salary and bonus provisions of Section 3.

     3. SALARY AND BONUS. Executive's salary shall be $100,000 per year. In addition to salary, the Executive will be paid a 1% annual bonus based on the gross purchase price of an acquisition target (the "Acquisition Target"). The gross purchase price is defined as the total consideration paid in any combination of cash, notes, stock or other property for an Acquisition Target. The bonus will be adjusted by deducting the salary and expenses paid during the contract year to the Executive. The bonus will be paid only on completed transactions introduced by the Executive to the Company. Each new Acquisition Target must be acknowledged in writing by the Company as qualifying for a bonus and will qualify for a bonus if the transaction is completed within two (2) years from the date of acknowledgment of the Acquisition Target.

     4. SALARY GUARANTEE. All salaries payable to the Executive under the Agreement will be guaranteed (the "Guaranteed Payments") as of the effective date of the Agreement for the full Employment Term of the Agreement except for terminations for violations found in Section 8 (b)(c) or (d) hereof.

          (a) All Guaranteed Payments described in this Section and payable to the Executive shall be payable to the Estate of Robert B. Neal in the event of death of the Executive. After the initial Employment Term of Guaranteed Payments, any additional one year extensions made pursuant to the terms of Section 8(a) will be guaranteed once the notice period for the extension of termination period found in
               Section 8(a) has passed.

          (b) In the event of any mental disability which renders the Executive unable to fulfill his duties pursuant to Section 1 of this Agreement, all Guaranteed Payments shall be made to Robert B. Neal's spouse, his attorney in fact, his personal representative, his guardian, or any other such person legally specifically listed, to whomever is legally authorized to receive monetary payments due and owing to Robert B. Neal.

     5. FRINGE BENEFITS. Continuing immediately and throughout the Employment Term, Executive shall be entitled to participate in the Company's corporate, medical and disability insurance plans. Executive shall be entitled to all other fringe benefits generally provided for salaried employees of the Company as provided under such fringe benefit programs, including, without limitation, four weeks vacation per year.

     1.   AUTOMOBILE ALLOWANCE.     During the Employment  Term,  Executive
          shall be entitled to an automobile allowance of $500.00 per month.

     2. REIMBURSEMENT FOR EXPENSES. The Company shall, during the Employment Term, reimburse Executive for all reasonable travel, business entertainment and other business expenses incurred by Executive in rendering services under this Contract. Such reimbursement shall be subject to compliance with the applicable policies and procedures established by the Company.

     3.   TERMINATION.     The Employment Term shall terminate on the first
          to occur of the following events:

          (a) the first anniversary of the date on which the Employment Term commenced; provided, however, that after such first anniversary, the Employment Term shall be extended each year thereafter for an additional one year period unless either party gives the other written notice at least ninety (90) days before such anniversary date of its intention not to renew the Contract.

          (b) termination by the Company for cause, upon written notice (specifying the particulars) to Executive from the Company's Board of Directors which cause shall be limited to:

               (i) an act or acts which in the judgment of the Board of Directors, constitute the failure or refusal by Executive to comply with the material orders, advice, directions, policies, standards and regulations of the Company and its Board of Directors, as promulgated from time to time, or with the provisions of this Contract;

               (ii) an act or acts  which,  in the judgment of the Board of
                    Directors, constitute fraud or dishonesty by Executive or which, in the judgment of the Board of Directors, result in or tend to result in gain to or personal enrichment of Executive at the Company's expense;

               (iii)any  felony conviction of Executive  or  material  tort which is detrimental to the Company; or

               (iv) the continuous absence of Executive from his employment without reasonable cause or explanation for a period of 30 days or more;

          (c)  the death of Executive;

          (d) the 90{th} day after notice from the Company to Executive that Executive is considered to be permanently disabled due to his inability to perform his duties or fulfill his responsibilities hereunder, which inability existed for a period of 90 days or more before such notice; or

          (e) the 10{th} day after Executive gives written notice to the Company terminating his employment by the Company.

     Upon termination of Executive's employment pursuant to Section 8(b) or
Section 8(e) hereof, Executive (or his estate) shall receive (i) any unpaid salary payments with respect to periods prior to the date of termination, and (ii) any termination, disability or death benefits to which he is entitled up until such termination under any employee benefit plan of the Company which is in effect at the time of the termination of his employment.

     4.   TRAVEL.     Executive shall not be required to move from Jackson,
          Mississippi, as a condition of his continued employment of the Company.

     5. TECHNICAL INFORMATION. Executive agrees that during the Employment Term and for a period of one year thereafter, he will assign to the Company or its nominees all of his right, title and interest in and to all "Technical Information" (as hereinafter defined) which he makes, develops or conceives, either alone or in conjunction with others; he will disclose promptly to the Company all such Technical Information; and he will cooperate with the Company in its efforts to protect its or any of its affiliates' or subsidiaries' rights of ownership in such Technical Information. For purposes of this Contract, "Technical Information" shall mean and include, but not be limited to, all software, processes, devices, trademarks, trade names, copyrights, marketing plans, improvements, and ideas relating to the business of the Company, or any of its affiliates or subsidiaries, and all goodwill associated with any such item.

     6. COVENANT AGAINST DISCLOSURE OF TECHNICAL AND CONFIDENTIAL INFORMATION. Executive agrees that while he is employed by the Company and thereafter he shall not, directly or indirectly, disclose or use to the detriment of the Company, of any of its affiliates or subsidiaries, or for the benefit of any other person, corporation or other entity, any confidential information or trade secret (including, but not limited to, the identity and needs of any customer of the Company, or any of its affiliates or subsidiaries, the method and techniques of any of the business of the Company, or any of its affiliates or subsidiaries, the marketing, sales, costs and pricing plans and objectives of the Company, or any of its affiliates or subsidiaries, the problems, developments, research records, and Technical Information) of the Company, or any of its affiliates or subsidiaries. Furthermore, Executive shall deliver promptly to the Company upon termination of his employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, software, models, designs, and other documents and computer records (and all copies thereof) relating to the business of the Company, and all of its affiliates and subsidiaries, and all property associated therewith, which he may then possess or have under his control. This Contract supplements and does not supersede Executive's obligations under statute or the common law to protect the Company's trade secrets and confidential information.

     7.   REMEDY.       Executive   acknowledges   that   the  restrictions
          contained in Sections 10 and 11 of this Contract are reasonable and that the legal remedies for breach of the covenants which are contained Sections 10 and 11 of this Contract may be inadequate and, therefore, agrees that, in the event of any actual or threatened breach of any such covenant, in addition to any other right or remedy which the Company may have, the Company may: (a) seek specific enforcement of any such covenant through injunction or other equitable relief, and (b) recover from Executive an amount equal to (i) all sums paid by the Company to him after commencement of the breach, plus (ii) all costs and expenses (including attorneys' fees) incurred by the Company in enforcement of the covenant, plus (iii) all other damages to which the Company may be legally entitled.

     8. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties relating to the employment of Executive by the Company, superseding any and all prior such agreements, and cannot be amended, modified, or supplemented in any respect except by subsequent written agreement entered into by the parties.

     9. BENEFIT. Executive acknowledges that the services to be rendered to him are unique and personal; accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Contract. The rights and obligations of the Company under this Contract shall inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the Company.

     10. NO WAIVER. No failure on the part of either party at any time to require the performance by the other party of any term of this Contract shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term of this Contract shall be taken or held to be a waiver of any other term hereof or the breach thereof.

     11. SEVERABILITY. The provisions of Section 10 through 12 hereof are severable, and the invalidity or unenforceability of any particular provision of Sections 10 through 12 shall not affect or limit the enforceability of the other provisions. If any provision in Sections 10 through 12 hereof is held unenforceable for any reason, including the time period, geographic area, or scope of activity covered, then such provision shall be enforced to whatever extent is reasonable and enforceable.

     12. GOVERNING LAW. This Contract shall be governed and construed in accordance with the law of the State of Indiana (other than the provision relating to choice of law). The Contract may be brought in any state or federal court of record in Indianapolis, Indiana and the parties hereto waive any right to question the jurisdiction of such court over their person or the property of such venue.

     13. CAPTIONS. The captions in this Contract are for convenience and identification purposes only, and not an integral part of this Contract, and are not to be considered in the interpretation of any part hereof.

     14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if in writing and personally delivered to the party to whom notice should be given or if sent by registered or certified mail, postage prepaid, addressed to the addresses set forth below, or to such other addresses as shall be furnished in writing by either party to the other:

          To Executive:
               Robert B. Neal
               5465 Saratoga Drive
               Jackson, Mississippi 39225

          To the Company:
               Dixie National Life Insurance Company
               9100 Keystone Crossing
               Indianapolis, Indiana 46240
               Attn: Ronald D. Hunter

          With a copy to:
               Stephen M. Coons, Esq.
               9100 Keystone Crossing
               Indianapolis, Indiana 46240

     IN WITNESS WHEREOF, the Company has caused this Contract to be executed on its behalf by its duly authorized officer and Executive has hereunto set his hand as of the date and year first above written.

                         STANDARD MANAGEMENT CORPORATION



                         By:  /s/ Ronald D. Hunter
                              Ronald D. Hunter
                              Chairman, President & CEO


Attest:

By:  /s/ Stephen M. Coons
     Stephen M. Coons, Esq.
     Secretary




                         EXECUTIVE:

                              /s/ Robert B. Neal
                              Robert B. Neal


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